JOHN HANCOCK FUNDS II

              AMENDMENT TO AMENDED AND RESTATED ADVISORY AGREEMENT


    AMENDMENT made this ___ day of _____, 2006, to the Advisory Agreement dated October 17, 2005, as amended, between John Hancock Funds II, a Massachusetts business trust (the "Trust") and John Hancock Investment Management Services, LLC, a Delaware limited liability company (the "Adviser"). In consideration of the mutual covenants contained herein, the parties agree as follows:



1.   CHANGE IN APPENDIX A

    Appendix A to this Agreement is revised to amend and restate the advisory fee for the Absolute Return Fund.

2.   EFFECTIVE DATE

    This Amendment shall become effective with respect to the Absolute Return Fund (the "Portfolio") on the later of:

(i) the date of its  execution,  (ii)  approval  by the Board of Trustees of the
Trust  of  this   Amendment  and  (iii)   approval  of  this  Amendment  by  the
shareholder(s) of the Portfolio.


John Hancock Funds II


By:
      --------------------------------------
      Name:
      Title:


JOHN HANCOCK INVESTMENT MANAGEMENT SERVICES, LLC


By:
      --------------------------------------
      Name:
      Title:


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                                   APPENDIX A


The Adviser shall serve as investment adviser for the Absolute Return Fund.

The Trust will pay the Adviser, as full compensation for all services provided under this Agreement with respect to the Absolute Return Fund, a fee computed separately for the Absolute Return Fund as follows (the "Adviser Fee").

The Adviser Fee has two components: (a) a fee on net assets invested in Affiliated Funds ("Affiliated Fund Assets") and (b) a fee on net assets not invested in Affiliated Funds ("Other Assets"). Affiliated Funds are any fund of John Hancock Funds II and John Hancock Funds III.

The fee on Affiliated Fund Assets is stated as an annual percentage of the current value of the aggregate net assets of the Absolute Return Fund and the Absolute Return Trust, a series of John Hancock Trust (collectively, the "Absolute Return Funds") determined in accordance with the following schedule and that rate is applied to the Affiliated Fund Assets of the Absolute Return Fund.

Advisory Fee on Affiliated Fund Assets

                  Aggregate Net Assets of Absolute Return Funds

                                 Between $200
                  First          million and       Excess over $500
              $200 million       $500 million          million


The fee on Other Assets is stated as an annual percentage of the current value of the aggregate net assets of the Absolute Return Funds determined in accordance with the following schedule and that rate is applied to the Other Assets of the Absolute Return Fund.

Advisory Fee on Other Assets

                  Aggregate Net Assets of Absolute Return Funds

                                 Between $200
                  First          million and       Excess over $500
              $200 million       $500 million          million


    The term "Aggregate Net Assets of Absolute Return Funds" in the schedule above includes the net assets of the Absolute Return Fund. The term also includes the net assets of the Absolute Return Trust, but only for the period during which the subadviser for the Absolute Return Fund also serves as the subadviser for the Absolute Return Trust and only with respect to the net assets of the Absolute Return Trust that are managed by the subadviser.

    For purposes of determining Aggregate Net Assets of Absolute Return Funds and calculating the fee on Affiliated Fund Assets and the fee on Other Assets, the net assets of the Absolute Return Fund are determined as of the close of business on the previous business day of the Trust and the net assets of the Absolute Return Trust are determined as of the close of business on the previous business day of John Hancock Trust. Affiliated Fund Assets and Other Assets are

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determined  as of the close of  business  on the  previous  business  day of the
Trust.

    The fee on Affiliated Fund Assets for the Absolute Return Fund shall be based on the applicable annual Affiliated Funds fee rate for the Absolute Return Fund which for each day shall be equal to (i) the sum of the amounts determined by applying the annual percentage rates in the Affiliated Funds Fee Table to the applicable portions of Aggregate Net Assets of Absolute Return Funds divided by
(ii) Aggregate Net Assets of Absolute Return Funds (the "Applicable Annual Affiliated Funds Fee Rate").

    The fee on Other Assets for the Absolute Return Fund shall be based on the applicable annual Other Assets fee rate for the Absolute Return Fund which for each day shall be equal to (i) the sum of the amounts determined by applying the annual percentage rates in the Fee Table for Other Assets to the applicable portions of Aggregate Net Assets of Absolute Return Funds divided by (ii) Aggregate Net Assets of Absolute Return Funds (the "Applicable Annual Other Assets Fee Rate").

    The fee on Affiliated Fund Assets for the Absolute Return Fund shall be accrued and paid daily to the Adviser for each calendar day. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the Applicable Annual Affiliated Funds Fee Rate, and multiplying this product by the Affiliated Fund Assets of the Absolute Return Fund. Fees shall be paid either by wire transfer or check, as directed by the Adviser.

    The fee on Other Assets for the Absolute Return Fund shall be accrued and paid daily to the Adviser for each calendar day. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the Applicable Annual Other Assets Fee Rate, and multiplying this product by the Other Assets of the Absolute Return Fund. Fees shall be paid either by wire transfer or check, as directed by the Adviser.

    The daily Adviser Fee for the Absolute Return Fund shall be the sum of the daily fee on Affiliated Fund Assets and the daily fee on Other Assets.

    If, with respect to the Absolute Return Fund, this Agreement becomes effective or terminates, or if the manner of determining the Applicable Annual Affiliated Funds Fee Rate or the Applicable Annual Other Assets Fee Rate changes, before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination or from the beginning of such month to the date such change, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination or change occurs.


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